Exhibit 8.1

LIST OF SUBSIDIARIES

We have four wholly-owned subsidiaries as follows:

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Forbes Medi-Tech Operations Inc. (“Forbes Operations” or “Old Forbes”) was incorporated pursuant to the provisions of the Company Act (British Columbia) on September 17, 1985 as Amber Resources Ltd.  In 1992, Old Forbes changed its focus from mining exploration to pharmaceutical research and development and, accordingly, changed its name to “Forbes Medi-Tech Inc.” on July 8, 1992.  Old Forbes was continued under the federal laws of Canada pursuant to the Canada Business Corporation Act on April 11, 2001 and its previous Memorandum and Articles were replaced by Articles of Continuance and By-Laws.  On February 27, 2008, Old Forbes changed its name from "Forbes Medi-Tech Inc." to "Forbes Medi-Tech Operations Inc."

Forbes Operations holds our 100% interest in Forbes Medi-Tech (USA) Inc. and Forbes Research & Manufacturing Inc.

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Forbes Medi-Tech (USA) Inc. (“Forbes USA”) was incorporated under the laws of the state of Delaware on December 8, 2000 and holds our 100% interest in Forbes Medi-Tech (Research) Inc.

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Forbes Research & Manufacturing Inc. (“Forbes Manufacturing”) was incorporated pursuant to the provisions of the Canada Business Corporations Act on December 1, 1998.  Forbes Manufacturing was formed to operate our pilot manufacturing process development plant for phytosterol products in Amqui, Quebec.  We sold the Amqui Plant in August 2002 for staged payments of $1.6 million.

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Forbes Medi-Tech (Research) Inc. (“Forbes Research”), a wholly owned subsidiary of Forbes Medi-Tech (USA) Inc. was acquired as TheraPei Pharmaceuticals, Inc., and then the name was changed on October 26, 2006 to Forbes Medi-Tech (Research) Inc.  The original company, TheraPei Pharmaceuticals, Inc., was incorporated under the laws of the state of Delaware on August 9, 2004.

We also have a 51% interest in the following entity:

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Forbes-Fayrefield Limited (“Forbes-Fayrefield”) is a company limited by shares and incorporated in England under the English Companies Act 1985. Forbes-Fayrefield purchases and resells food products containing Forbes’ proprietary ingredient, Reducol™ throughout the European Union.  We have an initial 51% interest in Forbes-Fayrefield for an initial investment of £10,200, and Fayrefield has the remaining 49% initial interest for an initial investment of £9,800.  The Board of Directors of Forbes-Fayrefield consists, and under the agreement with Fayrefield will continue to consist, of an equal number of nominees of Forbes and of Fayrefield.